Exhibit 99.1

• • • • • •	JDA Software Group, Inc. NEWS RELEASE	JDA Investor Relations Contacts:
Lawrence Delaney, Jr., The Berlin Group
Tel: 714-734-5000; larry@berlingroup.com

Kristen L. Magnuson, Executive Vice President & Chief
Financial Officer, JDA Software Group, Inc.
Tel: 480-308-3000

JDA Software Announces Third Quarter Results
GAAP Net Income $0.06 per share for 3Q04; Nine Month Total, Product and Service
Revenues Increased Over Prior Year Period

          Scottsdale, Ariz. – October 18, 2004 – JDA® Software Group, Inc. (Nasdaq: JDAS) today announced final financial results for the quarter ended September 30, 2004. JDA reported total revenues of $50.3 million and software revenues of $10.2 million for the third quarter of 2004, compared to total revenues of $58 million and software revenues of $19.1 million, in third quarter 2003.

          The Company reported GAAP net income per share of $0.06 for the third quarter of 2004, compared to GAAP net income of $0.11 per share for the third quarter of 2003. GAAP net income for third quarter 2004 includes amortization of intangibles and acquired software technology and certain non-recurring tax benefits and refunds, gains and restructuring charges which are itemized in the attached schedule of non-GAAP measures of performance. Excluding these items, the adjusted non-GAAP earnings per share was $0.04 for the third quarter of 2004, as compared to adjusted non-GAAP earnings per share of $0.14 in third quarter 2003. These results are consistent with the preliminary third quarter 2004 results announced on October 7, 2004.

          “As discussed during our preliminary earnings conference call, we began third quarter with a strong pipeline of prospects, but experienced continued delays around a significant number of software license transactions. While these market conditions prevail we will continue to focus on enhancing internal execution and developing business models that will increase revenue predictability,” said JDA’s president and CEO Hamish Brewer.

          “Despite poor market conditions, our performance against our competition remains strong as we continue to win business from many of the world’s leading retailers, manufacturers and wholesalers. Additionally, we are on target to begin generally releasing a broad offering of new .Net based applications in the first half of 2005, which should create new growth opportunities for JDA,” added Brewer.

Third Quarter 2004 Highlights

•	Regional Sales: JDA’s lower than expected software license revenues were due to transaction delays in every geographic region. The Americas, EMEA and Asia Pacific respectively reported $7.4 million, $2.2 million and $613,000 in software licenses as compared to $13.1 million, $3.4 and $2.6 million, respectively, in third quarter 2003.

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•	Beta Release of PortfolioEnabled products: JDA completed its first major delivery of Microsoft .NET based products, Portfolio Advanced Replenishment by E3™, to a tier one beta customer at the end of September 2004. The Company reported that it is on track for releasing additional .NET products in the early part of 2005.

•	Collaborative Growth: As a result of third quarter 2004 license activity, 238 trading partners now rely on JDA solutions to support over $3.4 billion in trade volume, up from 168 trading pairs in third quarter 2003.

          At September 30, 2004, JDA had $95.5 million in cash and marketable securities as compared to $86.6 million at June 30, 2004. Cash flow from operations was $7.2 million in third quarter 2004, compared to $8.2 million in second quarter 2004 and $1.8 million in third quarter 2003. DSOs were 58 days at the end of third quarter 2004, compared to 61 days at the end of second quarter 2004, and 62 days at the end of third quarter 2003. The company had $32.6 million in deferred revenue and no debt at September 30, 2004.

Nine Month Results for 2004

          For the nine months ended September 30, 2004, total revenues were $159.6 million compared to total revenues of $152.2 million for the nine-month period of 2003. Software license revenues were $38.9 million for the first nine months of 2004, versus $42.4 million for the same period in 2003. Product revenues, which include software license revenues and maintenance services, increased to $98.3 million as compared to $94.7 million in the same period last year. Service revenues increased to $61.3 million as compared to $57.5 million for the nine months ended in 2003.

          JDA reported GAAP net income of $0.06 per share for the nine months ended September 30, 2004, compared to a GAAP net income of $0.08 per share in the first nine months of 2003.

          Adjusted non-GAAP earnings for the first nine months of 2004 were $0.16 per share compared to adjusted non-GAAP earnings of $0.20 per share in the first nine months of 2003. The non-GAAP earnings results exclude amortization of intangibles and acquired software technology and certain non-recurring tax benefits and refunds, gains, and restructuring charges which are itemized in the attached schedule of non-GAAP measures of performance. Cash flow from operations was $22.3 million for the first nine months of 2004 as compared to $19.8 million during 2003.

CONFERENCE CALL INFORMATION

          JDA will host a conference call today at approximately 4:45 pm EDT. To participate in the call, dial 1-800-921-9431 (United States) or 1-973-935-8505 (International) and ask the operator for the “JDA Third Quarter 2004 Earnings.” A replay of the conference call will begin October 18, 2004 at 9:00 pm EDT and

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Add 2 — JDA Announces Third Quarter 2004 Final Results

will end on November 1, 2004 at 12:00 am EST. Callers can hear the replay by dialing 1-877-519-4471 (United States) or 1-973-341-3080 (International) using access code 5204906.

          To participate in a Web cast of the call, visit the following web page at the time of the conference call: <http://viavid.net/dce.aspx?sid=00001AD3>.

ABOUT JDA SOFTWARE

          With more than 4,600 retail, manufacturing and wholesale clients in 60 countries, JDA Software Group, Inc. (Nasdaq: JDAS) is a global leader in delivering integrated software and professional services for the retail demand chain. By capitalizing on its market position and financial strength, JDA commits significant resources to advancing JDA Portfolio, its suite of merchandising, POS, analytic and collaborative solutions that improve revenues, efficiency and customer focus. Founded in 1985, JDA is headquartered in Scottsdale, Arizona and employs more than 1,200 associates operating from 27 offices in major cities throughout North America, South America, Europe, Asia and Australia. For more details, visit www.jda.com, call 1-800-479-RETAIL (7382) or email info@jda.com.

“JDA,“JDA Portfolio,” “PortfolioEnabled” and “Portfolio Advanced Replenishment by E3” are trademarks or registered trademarks of JDA Software Group. Any trade, product or service name referenced in this document using the name “JDA” is a trademark and/or property of JDA Software Group. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders’.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally accompanied by words such as “will,” and “expect” and other words with forward-looking connotations. In this press release, such forward-looking statements include, without limitation, our plans to enhance execution and develop business models to increase profitability. The occurrence of future events may involve a number of risks and uncertainties, including, but not limited to: (a) we may not be able to close deals that slipped from third quarter 2004, particularly large, complex deals of $1 million or greater; (b) changes we make to enhance execution and improve profitability may not be successful or could, with the benefit of hindsight, appear to have damaged rather than enhanced our business prospects; and (c) other risks detailed from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission. Additional information relating to the uncertainty affecting our business is contained in our filings with the SEC. As a result of these and other risks, actual results may differ materially from those predicted. JDA is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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JDA SOFTWARE GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$74,934	$77,464
Marketable securities	20,541	37,266

Total cash, cash equivalents and marketable securities	95,475	114,730
Accounts receivable, net	32,289	40,162
Income tax receivable	1,210	2,447
Deferred tax asset	3,858	4,863
Prepaid expenses and other current assets	10,806	11,768
Promissory note receivable	2,766	2,911

Total current assets	146,404	176,881
Property and Equipment, net	47,402	21,944
Goodwill	70,019	62,397
Other Intangibles, net	54,934	55,640
Deferred Tax Asset	8,700	3,763

Total assets	$327,459	$320,625

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,317	$2,568
Accrued expenses and other liabilities	17,025	23,034
Deferred revenue	32,640	25,234

Total current liabilities	53,982	50,836
Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 2,000,000 shares; none issued or outstanding	—	—
Common stock, $.01 par value; authorized, 50,000,000 shares; issued 29,483,604 and 29,429,747 shares, respectively	295	294
Additional paid-in capital	247,354	246,716
Retained earnings	31,819	30,003
Accumulated other comprehensive loss	(1,439)	(2,672)

	278,029	274,341
Less treasury stock, at cost, 414,702 and 414,702 shares, respectively	(4,552)	(4,552)

Total stockholders’ equity	273,477	269,789

Total liabilities and stockholders’ equity	$327,459	$320,625

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JDA SOFTWARE GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
REVENUES:
Software licenses	$10,245	$19,121	$38,909	$42,353
Maintenance services	20,217	18,630	59,343	52,332

Product revenues	30,462	37,751	98,252	94,685
Consulting services	18,141	18,451	56,678	52,409
Reimbursed expenses	1,710	1,749	4,645	5,077

Service revenues	19,851	20,200	61,323	57,486
	`
Total revenues	50,313	57,951	159,575	152,171

COST OF REVENUES:
Cost of software licenses	413	429	1,841	852
Amortization of acquired software technology	1,299	1,162	3,859	3,332
Cost of maintenance services	4,883	4,466	14,716	12,754

Cost of product revenues	6,595	6,057	20,416	16,938
Cost of consulting services	12,747	14,605	40,783	42,784
Reimbursed expenses	1,710	1,749	4,645	5,077

Cost of service revenues	14,457	16,354	45,428	47,861
Total cost of revenues	21,052	22,411	65,844	64,799

GROSS PROFIT	29,261	35,540	93,731	87,372
OPERATING EXPENSES:
Product development	12,559	12,711	39,741	35,499
Sales and marketing	10,171	11,960	32,831	29,744
General and administrative	6,264	6,082	18,751	17,658
Amortization of intangibles	849	798	2,539	2,242
Restructuring charge and adjustments to acquisition- Related reserves	—	—	2,824	—
Relocation costs to consolidate development and client support activities	—	458	—	1,718
Gain on sale of office facility	—	—	—	(639)

Total operating expenses	29,843	32,009	96,686	86,222

OPERATING INCOME (LOSS)	(582)	3,531	(2,955)	1,150
Net gain on acquisition breakup fee	1,200	—	1,200	—
Other income, net	601	217	1,571	1,141

INCOME (LOSS) BEFORE INCOME TAXES	1,219	3,748	(184)	2,291
Income tax provision (benefit)	(430)	374	(2,000)	(136)

NET INCOME	$1,649	$3,374	$1,816	$2,427

BASIC EARNINGS PER SHARE	$.06	$.12	$.06	$.09

DILUTED EARNINGS PER SHARE	$.06	$.11	$.06	$.08

SHARES USED TO COMPUTE:
Basic earnings per share	29,064	28,659	29,051	28,540

Diluted earnings per share	29,191	29,368	29,486	28,899

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JDA SOFTWARE GROUP, INC.
NON-GAAP MEASURES OF PERFORMANCE
(in thousands, except share data, unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
NON-GAAP OPERATING INCOME
Operating income (loss) (GAAP BASIS)	$(582)	$3,531	$(2,955)	$1,150
Adjustments for non-GAAP measures of performance:
Add back amortization of acquired software technology	1,299	1,162	3,859	3,332
Add back amortization of intangibles	849	798	2,539	2,242
Add back restructuring charge and adjustments to acquisition-related reserves	—	—	2,824	—
Add back relocation costs to consolidate development and client support activities	—	458	—	1,718
Less gain on sale of office facility	—	—	—	(639)

Adjusted non-GAAP operating income	$1,566	$5,949	$6,267	$7,803

NON-GAAP OPERATING INCOME, as a percentage of revenue
Operating income (loss) (GAAP BASIS)	(1%)	6%	(2%)	1%
Adjustments for non-GAAP measures of performance:
Amortization of acquired software technology	2%	2%	2%	2%
Amortization of intangibles	2%	1%	2%	1%
Restructuring charge and adjustments to acquisition-related reserves	—	—	2%	—
Relocation costs to consolidate development and client support activities	—	1%	—	1%
Gain on sale of office facility	—	—	—	—
Adjusted non-GAAP operating income	3%	10%	4%	5%
NON-GAAP EARNINGS PER SHARE
Diluted earnings per share (GAAP BASIS)	$.06	$.11	$.06	$.08
Adjustments for non-GAAP measures of performance, net of tax:
Add back amortization of acquired software technology	.03	.03	.09	.07
Add back amortization of intangibles	.02	.02	.06	.05
Add back restructuring charge and adjustments of acquisition-related reserves	—	—	.06	—
Add back relocation costs to consolidate development and client support activities	—	.01	—	.04
Deduct net gain on acquisition breakup fee	(.03)		(.03)	—
Deduct gain on sale of securities	(.01)		(.01)	—
Deduct tax benefit from revision of estimates for 2003 return	(.03)		(.03)	—
Deduct tax refunds/benefits from settlement of IRS & IRD audits	—	—	(.03)	—
Deduct tax benefit from R&D capitalization	—	( .03)	—	(.03)
Deduct interest of IRS refund	—	—	(.01)	—
Deduct gain on sale of office facility	—	—	—	(.01)

Adjusted non-GAAP earnings per share	$.04	$.14	$.16	$.20

CASH FLOW INFORMATION
Net cash provided by operating activities	$7,248	$1,812	$22,293	$19,807
Net cash provided by (used in) investing activities	5,572	(13,577)	(25,305)	(19,850)
Net cash provided by financing activities	96	3,001	518	4,619

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